EXHIBIT 99.1

MISYS PLC

MERGER UPDATE RE: MERGER OF MISYS HEALTHCARE AND A SUBSIDIARY OF

ALLSCRIPTS

London, (September 16, 2008) - Misys (FTSE: MSY), notes recent events involving Lehman Brothers. As part of the proposed merger of Misys Healthcare Systems, LLC (“MHS”) with a subsidiary of Allscripts Healthcare Solutions, Inc. (“Allscripts”), Lehman Brothers committed to a $305 million term and revolving credit facility agreement with Misys, dated 19 March 2008 (as amended and restated on 22 July 2008) in order to fund a portion of the payment by Misys to Allscripts.

Given events surrounding the future of Lehman Brothers, we are unable to get certainty as to whether Lehman Brothers will be able to fulfill its role under this facility. Consequently Misys has already commenced the process of identifying other funding alternatives and is in discussions with several debt providers with a view to ensuring sufficient funds are available at completion of the proposed merger with Allscripts’ subsidiary.

Misys’ existing debt financing is not sourced from Lehman Brothers and as such is not affected by Lehman Brothers’ current trading position. In addition, Lehman Brothers is currently a customer for the Misys Loan IQ and Misys Summit products: however, amounts outstanding for receivables and contracted future revenue are immaterial to the Misys Group.

Given the current circumstances, the Board of Misys has taken the decision to adjourn the extraordinary general meeting (“EGM”) convened to approve the merger on Monday 22 September 2008. The EGM will be reconvened on 6 October 2008 to allow Misys and its shareholders a sufficient period of time to address the Lehman Brothers’ situation. Further details relating to the reconvened EGM will be circulated to shareholders in due course. Misys continues to support the merger of MHS with Allscripts’ subsidiary and Misys and Allscripts are working together to bring the transaction to a successful conclusion.

ENDS

MEDIA INQUIRIES	ANALYST / INVESTOR INQUIRIES
Carl Gibson	John Kiernan
T: +44(0) 20 3320 5526	T: + 44 (0)20 3320 5596
T: +1 917 804 0910	T: + 1 914 821 2606
M: +44 (0) 782 523 6473	M: + 1 646 233 9954
Email: carl.gibson@misys.com	Email: john.kiernan@misys.com

About Misys plc

Misys plc (FTSE: MSY.L), provides integrated, comprehensive solutions that deliver significant results to organisations in the financial services and healthcare industries. We maximise value for our customers by combining our deep knowledge of their business with our commitment to their success.

In banking and treasury & capital markets, Misys is a market leader, with over 1,200 customers, including all of the world’s top 50 banks. In healthcare, Misys is a market leader, serving more than

110,000 physicians in 18,000 practice locations and 600 home care providers. Misys employs around 4,500 people who serve customers in more than 120 countries.

We aspire to be the world’s best application software and services company, delivering results for the most important industries in the world.

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Contact us today, visit: www.misys.com